$3,000,000.00                                                       May   , 2006


                           BUSINESS PROMISSORY NOTE
                           ------------------------

     FOR VALUE RECEIVED, Synovics Pharmaceuticals, Inc., a Nevada corporation ("Borrower"), promises to pay to the order of John S. Copanos ("LENDER"), Three Million Dollars ($3,000,000.00),with interest, as provided herein.

     1. PRINCIPAL PAYMENTS. The principal amount of this Note shall be due in a lump sum three (3) years from the date hereof (the "Maturity Date").

     2. PREPAYMENTS. Principal amounts outstanding under this Note may be prepaid at any time at the option of Borrower, in whole or in part, without premium or penalty.

     3. INTEREST PAYMENTS. This Note shall bear interest on the unpaid principal balance from the date hereof at the rate of seven and one half percent (7 1/2%) per annum, payable on the date twelve (12) months from the date hereof and each twelve (12) months thereafter until the Maturity Date.

     4. METHOD OF PAYMENT. All payments of principal and interest shall be made by the transfer of immediately available funds to such account as Lender shall designate from time to time. If any payment date shall fall on a day other than a business day, the payment due on such date shall be payable on the next succeeding business day.

     5. DEFAULT. A default shall exist upon the failure by Borrower to pay when due the interest on the unpaid principal evidenced by this Note, upon a failure to comply with any of the other terms, provisions and conditions of this Note, or upon a failure to pay the principal when due, and such default continues for a period of sixty (60) days following written notice from Lender. If at any time Lender incurs costs in respect of the collection of indebtedness hereunder, including attorneys' fees and expenses, Lender shall be entitled to immediate reimbursement from the Borrower for all such costs incurred (or at his option elect to add such amounts to the principal balance of the indebtedness).

     6. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Florida excluding the conflict or choice of law principles thereof, and any suit brought in connection with the enforcement or interpretation of this Note may be brought in the courts of the State of Florida or the federal courts in Florida. Borrower hereby irrevocably submits to the non-exclusive jurisdiction of such courts.

     7. MISCELLANEOUS. Presentment, notices of dishonor and demand, protest and diligence in collection and bringing suit are hereby severally waived by the Borrower. No waiver of any default or failure or delay to exercise any right or remedy by the holders of

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this Note shall  operate as a waiver of any right or remedy with  respect to the same or any other occurrences.  This written Note represents the final agreement
between  the  parties  and  my  not  be   contradicted  by  evidence  of  prior,
contemporaneous, or subsequent, oral agreements of the parties. There are no unwritten oral agreements between the parties.

     8. WAIVER OF JURY TRIAL. IN ANY COURT ACTION RELATING TO THIS NOTE, EACH OF BORROWER AND LENDER WAIVES ANY RIGHT TO TRIAL BY JURY.

     IN WITNESS WHEREOF, Borrower has caused this Note to be executed by its duly authorized officers.

                                            SYNOVICS PHARMACEUTICALS, INC.

Attest:

                                            By: /s/ Ronald Howard Lane
                                                --------------------------------
                                                     Ronald Howard Lane, PhD
                                                     Chairman, CEO and President

[illegible]
-----------
Secretary


                                     NOTICE

THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE. THIS NOTE MAY NOT BE OFFERED OR SOLD UNLESS IT IS REGISTERED UNDER THE APPLICABLE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.